UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 8, 2011
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 14 page document.

ITEM 7.01: REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On September 8, 2011, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the first quarter of fiscal year 2012. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No. Description

99.1           Press release dated September 8, 2011 titled “John Wiley & Sons Reports First Quarter Fiscal Year 2012 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons Reports First Quarter Fiscal Year 2012 Results

			Change
$ millions	FY12	FY11	Excluding FX	Including FX
Revenue: Q1	$430	$408	0.4%	5%
Adjusted EPS*: Q1	0.68	0.65	(3%)	5%
GAAP EPS: Q1	0.82	0.72	7%	14%

*Excludes a $0.14 and $0.07 per share deferred tax benefit due to a change in statutory tax rates in fiscal year 2012 and 2011, respectively (see below).

September 8, 2011 (Hoboken, NJ) – John Wiley and Sons (NYSE: JWA and JWB), a global provider of content and workflow solutions in areas of scientific, technical, medical and scholarly research; professional and personal development; and education today announced results for the first quarter of fiscal year 2012:

•	Revenue growth of 5% including FX (+0.4% excluding FX)
•	Revenue growth by segment, including FX: STMS +10%, P/T +0.4% and HE -2%
•	Revenue growth by segment, excluding FX: STMS +3%, P/T -2% and HE -5%
•
US GAAP earnings per share (EPS) increased +$0.10 including FX to $0.82 (up +$0.05 excluding FX). US GAAP EPS includes a $0.14 and $0.07 per share deferred tax benefit in fiscal year 2012 and 2011, respectively. The tax benefit was derived from two consecutive legislative reductions in the United Kingdom corporate income tax rates. The benefits had no current cash tax impact.

•
Adjusted EPS increased +$0.03 to $0.68 including FX (-$0.02 per share excluding FX)   Higher operating and administrative expenses were partially offset by lower interest expense, a lower effective tax rate and gross margin growth.  Adjusted EPS excludes the deferred tax benefits described above.

•
Operating and Administrative Costs were up 10% including FX (5% excluding FX) to $231 million, driven mostly by technology spending to support investments in digital products and infrastructure and increased facility and other direct costs to support business growth.

•
Outlook:  Reiterate outlook of mid-single-digit revenue growth excluding FX and EPS in a range from $3.15 to $3.20 including the effect of FX and excluding the tax benefit described above. If the US dollar remains near current levels over the remainder of the fiscal year, we anticipate upside of up to $0.10 per share.

•	Share Repurchases: Wiley repurchased 184,700 shares this quarter at a cost of $9.4 million.
•	Dividend: In June, Wiley increased its quarterly dividend by 25% to $0.20. It was the eighteenth consecutive annual increase.

Management Commentary
“Despite a challenging global economy, we showed revenue growth in the quarter.  STMS had a solid quarter with good underlying journal subscription growth, backfile sales and a rebound in corporate sales.  As expected, Professional/Trade revenue was down slightly due to the residual effects of the Borders bankruptcy, but eBook sales mitigated the effect.   We also maintained or increased our market share during the quarter.   Higher Education slowed in part because U.S. and international enrollment growth slowed, although higher margin non-traditional and digital product revenue was up 13% year-over-year.”

Mr. Smith continued: “The digital transformation of our business continues to progress. We are seeing new revenue models, new customers and new markets, deeper penetration in existing markets, cross-selling and up-selling opportunities both within in each business and among the three businesses, and margin accretion overall.  Our planned initial launch of WileyPLUS Version 5 has been delayed due to some system response time performance concerns.  Rather than go to market with a product that doesn’t meet our standards, we have rolled-back those titles that had been planned to be part of the initial release to the existing version of WileyPlus. ”

Outlook
Mr. Smith concluded: “Based on first quarter results, market conditions, and leading indicators, we reiterate our full year guidance of mid-single digit revenue growth, excluding FX: and EPS in a range from $3.15 to $3.20, including FX and excluding the UK deferred tax benefit this quarter.  While our EPS guidance is unchanged on an operating basis, if the US dollar remains near current levels over the remainder of the fiscal year, we anticipate upside of up to $0.10 per share.”

Foreign Exchange
Any references to “currency neutral”, “excluding foreign exchange (FX)” and “performance basis” exclude the effect of foreign exchange transactions and translation. The weighted average foreign exchange translation rates reflected in Wiley’s income statement during the full fiscal year and first quarter of 2011 were approximately 1.56 Sterling and 1.33 Euro, and 1.49 Sterling and 1.25 Euro, respectively.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	First quarter revenue +10%,or +3% excluding FX
•	First quarter contribution to profit +13%,or +6% excluding FX
•	Calendar year 2011 journal collection licenses account for 77% of our institutional subscription revenues, up from 72% in 2010.
•	73% of journal portfolio now with at least one Thompson ISI impact factor (a measure of journal influence and impact). 317 journals were honored with top ten rankings for impact.

STMS revenue for the quarter was up 10% to $253 million, or 3% excluding foreign exchange.   Solid journal subscription growth, new society business, backfile sales, and a rebound in corporate sales offset a decline in book sales. The book decline was mainly due to a $5 million one-time backfile book license last year with a university consortium.  As of July 31, calendar year 2011 subscriptions increased approximately 3% excluding FX over calendar year 2010, as a result of increased customer orders and new business.

Direct contribution to profit for the quarter grew 13% to $106 million, or 6% excluding foreign exchange due to top line growth.

Society Partnerships
•	14 new society journals were signed in the quarter with combined annual revenue of $4 million
•	36 renewals/extensions were signed with $5 million in combined annual revenue
•	No journal society contracts were lost

New Society Contracts
•	The Reading Teacher, Journal of Adolescent & Adult Literacy, and Reading Research Quarterly, for the International Reading Association
•	TESOL Quarterly and TESOL Journal, for Teachers of English to Speakers of Other Languages (TESOL)
•	TheHastings Center Report, a leading journal in applied ethics, covering areas such as bioethics and the environment
•	Symbolic Interaction, for the Society for the Study of Symbolic Interaction
•	International Journal of Pediatric Obesity, for the International Association for the Study of Obesity
•
PsyCh Journal, for the Institute of Psychology, Chinese Academy of Sciences (IPCAS), China’s national psychology research institute. The journal will be the first English-language Psychology journal to appear from China.

•
Four new titles added to our existing partnership with the Policy Studies Organisation:  Policy & Internet, Poverty & Public Policy, Risk, Hazards & Crisis in Public Policy and World Medical & Health Policy.

Alliances
•
Strategic alliance with CECity, Inc. to provide healthcare professionals with new, customized quality and learning solutions. CECity provides healthcare information technology platforms that link job performance improvement, lifelong learning and quality reporting to drive high-quality clinical outcomes and patient care. This partnership will employ CECity’s market-leading technology capabilities with Wiley’s quality content to develop personalized eLearning and job performance improvement services for healthcare professionals.

•
We have signed a five-year publishing agreement with the Society for Chemical industry (SCI) for the publication of Chemistry and Industry, a topical and international magazine that bridges the gap between scientific innovation and business.

Impact Factors
•
In June, Wiley announced that the number of journal titles with an impact factor in the Thomson ISI® 2010 Journal Citation Reports increased 7% to 1087 titles of which 317 are ranked in the top ten.  Approximately 73% of Wiley’s journal portfolio have a reported impact factor.

Wiley Online Library and Other Digital Initiatives
In the first full year since the launch of Wiley Online Library total usage, measured by articles accessed, has increased by 62% compared with the previous year. The growth in usage can be attributed to increased discoverability, improvements in user experience and organic growth in unique users through enhanced marketing penetration.

PROFESSIONAL/TRADE (P/T)
•	First quarter revenue grew 0.4% or fell 2% excluding FX
•	eBook revenue nearly tripled to $11 million, or 11% of P/T overall
•	Advertising/ website revenue up 20% over prior year, to $2 million

P/T revenue grew 0.4% to $100 million, or fell 2% excluding FX primarily due to softness in consumer and technology categories partially offset by lower sales returns. The decline in consumer was due to the residual effects of the Border’s bankruptcy, while the decline in technology reflected strong first quarter prior year sales due to significant software releases. Professional categories, notably business and architecture, saw year-over-year growth.  eBook revenue grew $7 million over prior year to $11 million.

Direct contribution to profit grew 5% to $23 million, or 2% excluding foreign exchange, reflecting top line results and higher gross margins from digital products.

Results by Category (excluding FX)
•	Business up 6% to $29 million, with solid growth in digital sales
•	Consumer fell 8% to $24 million due in large part to Borders
•	Technology was down 8% to $19 million against a very strong prior year, although Wiley increased its industry-leading market share
•	Professional Education fell 6% to $7 million against a strong prior year
•	Architecture rose 4% to $6 million
•	Psychology was flat at $3 million

Digital Revenue
•	eBook sales increased $7 million in the quarter to $11 million, accounting for 11% of P/T revenue (vs. 4% in the prior year). Strong growth at both Amazon and Apple drove results.
•	eBook sales agreements were signed with Amazon Germany, ChristianBooks.com and Blio.

Other Digital Initiatives/Products
•
The Official GMAT app was launched in collaboration with GMAC and gWhiz.  A complex test preparation application, the app includes in-app purchasing, a leader board, where users can compare their scores to others, as well as many other app assessment tools.

•	Frommers.com launched the Frommer’s Dream Trip Recommender, an online tool designed to help travelers make their dream trip a reality, presented by American Express Travel as a launch sponsor.

New Books of Note
•
Business and Finance:  Aftershock 2nd Edition by David and Robert Wiedemer and Cindy Spitzer; GMAT Business Ready is primarily for students starting business school. The product contains four modules (Accounting, Finance, Statistics, and Quantitative Skills) that can be purchased separately or in combination with each other.

•	Consumer: Chemistry For Dummies, 2e by John Moore

HIGHER EDUCATION (HE)
•	First quarter revenue fell 2%, or 5% excluding FX
•	First quarter contribution to profit fell 17%, or 20% excluding FX
•	Non-traditional & digital revenue grew 13% to $18 million, accounting for 24% of revenue

First quarter HE revenue fell 2% to $77 million, or 5% excluding favorable foreign exchange.  The results were attributed to delayed ordering patterns, prior year rental stock build-up and lower enrollments in the U.S. and abroad. The U.S. higher education industry market has declined 8% since January 1st.  Non-traditional and digital revenue, which includes WileyPLUS, eBooks, digital content sold directly to institutions, binder editions and custom publishing, was up 13% to $18 million.  WileyPLUS billings were down 12% mainly due to lower college enrollments in the U.S.

Direct contribution to profit for the quarter declined 17% to $26.9 million, or 20% excluding favorable foreign exchange. The decrease reflected top line results and higher direct operating costs.

Global Revenue
•	Americas fell 3% to $58 million, -4% excluding FX
•	EMEA fell 3% to $5 million, -7% excluding FX
•	Asia-Pacific grew 4% to $14 million, -9% excluding FX

Category Sales (excluding FX)
•	Engineering and Computer Science: revenue decreased 10% vs. prior year.
•
Science revenue increased 7% vs. prior year.  Titles driving growth include Tortora Principles of Anatomy and Physiology 13e, Klein: Organic Chemistry 1e, Allen: Lab Manual 4e, and Jespersen: Chemistry 6e.

•	Business and Accounting revenue of $22.4 million was down slightly vs. prior year.
•	Social Science revenue decreased 24% vs. prior year.
•	Math revenue decreased 9% vs. prior year.
•	Microsoft Official Academic Course (MOAC) revenue decreased 20% vs. prior year, attributable to lower revenue in the Windows Server titles.

WileyPLUS and Other Digital Initiatives
•
The Fall 2011 planned launch of WileyPLUS Version 5 has been delayed pending improvements in system response time and performance. Contingency plans developed to address customer needs for those courses that had been planned for Version 5 for the Fall 2011 have been implemented. The delay will affect 35 courses that were included in the planned phased launch, representing 16% of all WileyPLUS courses.

•	Billings of WileyPLUS fell 12% to $10 million, due to lower U.S. enrolments.
•	Other digital revenue, excluding WileyPLUS (eBooks, digital content sold to institutions, etc.) grew 14% to $4 million

Alliances
•
An agreement was signed with Blackboard, which will provide instructors and students with direct access to WileyPLUS through the Blackboard learning management system. The collaboration will provide a seamless experience between Wiley course materials and the campus environment.

Note:
The Company provides cash flow and income measures referred to as adjusted EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, September 8 at 10:00 a.m. (EDT). Wiley will discuss financial results for the first quarter of fiscal year 2012.
•	US callers, please dial (866) 551-3680 and enter the participant code 3601788#
•	International callers, please dial: (212) 401-6760 and enter the participant code 3601788#
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•
A replay of the conference call will be available through September 15, 2011 and may be accessed by calling (866)-206-0173 and entering pin code 275438#.   Additionally, an archive of the webcast will be available for a period of up to 14 days

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley
Wiley publishes scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company's Web site can be accessed at http://www.wiley.com.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FIRST QUARTER ENDED
JULY 31, 2011 AND 2010
(in thousands, except per share amounts)

	US GAAP

	First Quarter Ended July 31,
	2011	2010	% Change
Revenue	$430,069	407,938	5%

Costs and Expenses
Cost of Sales	129,674	125,269	4%
Operating and Administrative Expenses	231,169	211,028	10%
Amortization of Intangibles	9,074	8,582	6%

Total Costs and Expenses	369,917	344,879	7%

Operating Income	60,152	63,059	-5%
Operating Margin	14.0%	15.5%

Interest Expense	(1,737)	(5,708)	-70%
Foreign Exchange Losses	(219)	(683)	-
Interest Income and Other	584	420

Income Before Taxes	58,780	57,088	3%

Provision for Income Taxes	7,984	13,043

Net Income	$50,796	44,045	15%

Earnings Per Share- Diluted	$0.82	0.72	14%

Average Shares - Diluted	61,824	60,905

	ADJUSTED

	First Quarter Ended July 31,
	2011	2010	% Change
Revenue	$430,069	407,938	5%

Costs and Expenses
Cost of Sales	129,674	125,269	4%
Operating and Administrative Expenses	231,169	211,028	10%
Amortization of Intangibles	9,074	8,582	6%

Total Costs and Expenses	369,917	344,879	7%

Operating Income	60,152	63,059	-5%
Operating Margin	14.0%	15.5%

Interest Expense	(1,737)	(5,708)	-70%
Foreign Exchange Losses	(219)	(683)	-
Interest Income and Other	584	420

Income Before Taxes	58,780	57,088	3%

Adjusted Provision for Income Taxes (A)	16,753	17,198

Adjusted Net Income (A)	$42,027	39,890	5%

Adjusted Earnings Per Share – Diluted (A)	$0.68	0.65	5%

Average Shares - Diluted	61,824	60,905

(A)
The adjusted provision for income taxes in the first quarters of fiscal year 2012 and 2011 exclude tax benefits of $8.8 million and $4.2 million, respectively, principally derived from a legislative reduction in the United Kingdom corporate income tax rates. The benefits reflect the remeasurement of the Company's expected deferred tax liability position in the UK as of April 1, 2012 and 2011, respectively, and had no current cash tax impact.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2011 AND 2010
(in thousands)

	First Quarter Ended
	July 31,
	2011	2010	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$252,715	229,399	10%
Professional/Trade	100,345	99,898	0%
Higher Education	77,009	78,641	-2%
Total	$430,069	407,938	5%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	106,157	93,743	13%
Professional/Trade	22,768	21,685	5%
Higher Education	26,937	32,301	-17%
Total	$155,862	147,729	6%

Shared Services and Administrative Costs
Distribution	$(27,556)	(27,020)	2%
Technology Services	(33,614)	(27,550)	22%
Finance	(10,911)	(10,018)	9%
Other Administration	(23,629)	(20,082)	18%
Total	$(95,710)	(84,670)	13%

Operating Income	$60,152	63,059	-5%

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	July 31,		April 30,
	2011	2010	2011

Current Assets
Cash & cash equivalents	$121,733	113,880	201,853
Accounts receivable	197,880	204,463	168,310
Inventories	103,504	107,830	106,423
Prepaid and other	41,098	33,422	50,904
Total Current Assets	464,215	459,595	527,490
Product Development Assets	105,140	105,371	109,554
Technology, Property and Equipment	165,712	150,987	165,541
Intangible Assets	922,426	907,885	932,730
Goodwill	640,720	618,828	642,898
Other Assets	50,307	43,447	51,928
Total Assets	2,348,520	2,286,113	2,430,141

Current Liabilities
Accounts and royalties payable	149,968	150,472	155,262
Deferred revenue	232,731	215,821	321,409
Accrued employment costs	44,010	43,176	87,770
Accrued income taxes	12,756	2,799	5,924
Accrued pension liability	4,437	2,222	4,447
Other accrued liabilities	51,684	55,450	57,853
Current portion of long-term debt	118,125	75,625	123,700
Total Current Liabilities	613,711	545,565	756,365
Long-Term Debt	356,875	611,375	330,500
Accrued Pension Liability	92,603	121,135	91,594
Deferred Income Tax Liabilities	184,996	167,080	192,909
Other Long-Term Liabilities	81,518	72,712	80,884
Shareholders’ Equity	1,018,817	786,246	977,889
Total Liabilities & Shareholders' Equity	$2,348,520	2,286,113	2,430,141

Prior year reclassification:  The Company has historically reported sales return reserves, net of an inventory and royalty recovery, as a component of Accounts receivable.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of the net sales return reserve to reflect each respective balance sheet account.  As such, the Company reclassified approximately $9.2 million to increase Inventory and $7.7 million to decrease Accounts and royalties payable from the July 31, 2010 Accounts receivable balance.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Three Months Ended
	July 31,
	2011	2010
Operating Activities:
Net income	$50,796	44,045
Amortization of intangibles	9,074	8,582
Amortization of composition costs	11,973	11,648
Depreciation of technology, property and equipment	12,148	10,996
Special non-cash deferred tax benefits	(8,769)	(4,155)
Stock-based compensation	3,460	3,938
Excess tax benefits from stock-based compensation	(1,487)	(464)
Foreign exchange transaction losses	219	683
Pension expense, net of contributions	2,953	3,947
Royalty advances	(27,746)	(24,280)
Earned royalty advances	28,842	24,051
Other Non-cash charges	3,384	2,617
Change in deferred revenue	(88,401)	(57,695)
Net change in operating assets and liabilities, excluding acquisitions	(31,739)	(41,048)
Cash Used for Operating Activities	(35,293)	(17,135)

Investments in organic growth:
Composition spending	(11,363)	(10,938)
Additions to technology, property and equipment	(12,537)	(9,477)

Free Cash Flow	(59,193)	(37,550)

Other Investing and Financing Activities:
Acquisitions, net of cash	(4,038)	(2,402)
Repayment of long-term debt	(125,580)	(76,900)
Borrowings of long-term debt	146,380	114,900
Change in book overdrafts	(26,219)	(27,858)
Cash dividends	(12,137)	(9,602)
Purchase of treasury shares	(9,377)	-
Proceeds from exercise of stock options and other	9,982	2,733
Excess tax benefits from stock-based compensation	1,487	464
Cash (Used for) Provided by Investing and Financing Activities	(19,502)	1,335

Effects of Exchange Rate Changes on Cash	(1,425)	(3,418)

Decrease in Cash and Cash Equivalents for Period	$(80,120)	(39,633)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition Spending	$(11,363)	(10,938)
Additions to technology, property and equipment	(12,537)	(9,477)
Acquisitions, net of cash	(4,038)	(2,402)
Cash Used for Investing Activities	$(27,938)	(22,817)

Financing Activities:
Cash (Used for) Provided by Investing and Financing Activities	$(19,502)	1,335
Less:
Acquisitions, net of cash	(4,038)	(2,402)
Cash (Used for) Provided by Financing Activities	$(15,464)	3,737

Note: The Company’s management evaluates performance using free cash flow.  The Company believes free cash flow provides a meaningful and comparable measure of performance.  Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for operating activities, investing activities and financing activities, as an indicator of performance.

Prior year reclassification: The Company has historically presented author advance payments as a component of Investments in organic growth.  In the fourth quarter of fiscal year 2011, the Company changed the presentation of author advance payments from an Investing Activity to an Operating Activity.  To be consistent with the current year presentation, the Company reclassified approximately $24.3 million of author advance payments for the first three months of fiscal year 2011 from investing activities to operating activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: September 8, 2011